                                                                     Exhibit 10f

                                504463 N.B. INC.

                                 Cdn. $9,166,666

                      Senior Subordinated Partial PIK Notes

                               due April 17, 2009



                                -------------------------

                                 NOTE PURCHASE AGREEMENT

                                -------------------------







                                   Dated April 17, 1997


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                                TABLE OF CONTENTS

                                                                                                             Page

1.            AUTHORIZATION OF NOTES                                                                           1

2.            SALE AND PURCHASE OF NOTES                                                                       1

3.            CLOSING                                                                                          1

4.            CONDITIONS TO CLOSING                                                                            2
4.1.          Representations and Warranties                                                                   2
4.2.          Performance; No Default                                                                          2
4.3.          Compliance Certificates                                                                          2
4.4.          Notes                                                                                            3
4.5.          Opinion of Counsel                                                                               3
4.6.          Purchase Permitted By Applicable Law, etc.                                                       3
4.7.          Changes in Corporate Structure                                                                   4
4.8.          Proceedings and Documents                                                                        4

5.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY                                                    4
5.1.          Organization; Power and Authority                                                                4
5.2.          Authorization, etc.                                                                              4
5.3.          Disclosure                                                                                       5
5.4.          Organization and Ownership of Shares of Subsidiaries; Affiliates                                 5
5.5.          Property                                                                                         6
5.6.          Compliance with Laws, Other Instruments, etc.                                                    7
5.7.          Governmental Authorizations, etc.                                                                7
5.8.          Litigation; Observance of Agreements, Statutes and Orders                                        8
5.9.          Taxes                                                                                            8
5.10.         Title to Property; Leases.                                                                       8
5.11.         Licenses, Permits, etc.                                                                          9
5.12.         Pension Plans                                                                                    9
5.13.         Private Offering by the Company                                                                  9
5.14.         Use of Proceeds; Margin Regulations                                                              9
5.15.         Existing Indebtedness, Future Liens                                                             10
5.16.         Foreign Assets Control Regulations, etc.                                                        10
5.17.         Status under Certain Statutes                                                                   10
5.18.         Environmental Matters                                                                           11
5.19.         Material Agreements                                                                             11
5.20.         Books and Records                                                                               11
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
6.            REPRESENTATIONS OF THE PURCHASER                                                                12
6.1.          Purchase for Investment                                                                         12
6.2.          Source of Funds                                                                                 12

7.            INFORMATION AS TO COMPANY                                                                       12
7.1.          Financial and Business Information                                                              12

7.2.          Officer's Certificate                                                                           17
7.3.          Inspection                                                                                      17

8.            PAYMENT OF THE NOTES                                                                            18
8.1.          Required Repayments                                                                             18
8.2.          Optional Prepayments with Make-Whole Amount                                                     18
8.3.          Allocation of Partial Prepayments                                                               19
8.4.          Maturity; Surrender, etc.                                                                       19
8.5.          Purchase of Notes                                                                               19
8.6.          Make-Whole Amount                                                                               19

9.            AFFIRMATIVE COVENANTS                                                                           21
9.1.          Compliance with Law                                                                             21
9.2.          Insurance                                                                                       21
9.3.          Maintenance of Properties                                                                       22
9.4.          Payment of Taxes and Claims                                                                     22
9.5.          Corporate Existence, etc.                                                                       22
9.6.          Maintenance of Net Worth.                                                                       23
9.7.          Maintenance of Consolidated Indebtedness to
              Net Worth Ratio.                                                                                23
9.8.          Maintenance of Interest Coverage Ratio.                                                         23
9.9.          Maintenance of Leverage Ratio.                                                                  23
9.10.         Maintenance of Parking Contracts.                                                               23
9.11.         Further Assurances                                                                              23

10.           NEGATIVE COVENANTS                                                                              24
10.1.         Transactions with Affiliates                                                                    24
10.2.         Merger, Consolidation, etc.                                                                     24
10.3.         Indebtedness                                                                                    25
10.4.         Liens                                                                                           25
10.5.         Disposal of Assets Generally                                                                    25
10.6.         Change in Business                                                                              25
10.7.         Distributions                                                                                   25

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
10.8.         Investments                                                                                     26
10.9.         Lease-Backs                                                                                     26
10.10.        Subsidiaries                                                                                    26
10.11.        Maintenance and Ownership of Subsidiaries                                                       26
10.12.        Compromise of Accounts.                                                                         27

11.           EVENTS OF DEFAULT                                                                               27

12.           REMEDIES ON DEFAULT, ETC.                                                                       30
12.1.         Acceleration                                                                                    30
12.2.         Other Remedies                                                                                  31
12.3.         Rescission                                                                                      31
12.4.         No Waivers or Election of Remedies, Expenses, etc.                                              32

13.           REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.                                                  32
13.1.         Registration of Notes.                                                                          32
13.2.         Transfer and Exchange of Notes.                                                                 32
13.3.         Replacement of Notes.                                                                           33

14.           SUBORDINATION                                                                                   33
14.1.         Notes Subordinated to Permitted Senior Indebtedness                                             33
14.2.         Payment Over of Proceeds Upon Bankruptcy                                                        34
14.3.         Suspension of Payments When Permitted Senior Indebtedness in Default                            35
14.4.         Payment Permitted If No Default                                                                 36
14.5.         Subrogation to Rights of Holders of Permitted Senior Indebtedness                               36
14.6.         Provisions Solely to Define Relative Rights                                                     37
14.7.         Payments Held in Trust                                                                          38
14.8.         No Waiver of Subordination Provisions                                                           38
14.9.         Reliance on Judicial Order or Certificate of Liquidating Agent                                  38

15.           PAYMENTS ON NOTES                                                                               39
15.1.         Place of Payment.                                                                               39
15.2.         Home Office Payment.                                                                            39

16.           EXPENSES, ETC.                                                                                  40
16.1.         Transaction Expense.                                                                            40
16.2.         Survival                                                                                        40

17.           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT                                    40

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
18.           AMENDMENT AND WAIVER.                                                                           41
18.1.         Requirements.                                                                                   41
18.2.         Solicitation of Holders of Notes                                                                41
18.3.         Binding Effect, etc.                                                                            42
18.4.         Notes held by Company, etc.                                                                     42

19.           NOTICES                                                                                         42

20.           REPRODUCTION OF DOCUMENTS                                                                       43

21.           SUBSTITUTION OF PURCHASER                                                                       43

22.           MISCELLANEOUS                                                                                   44
22.1.         Successors and Assigns                                                                          44
22.2.         Payments Due on Non-Business Days.                                                              44
22.3.         Severability                                                                                    44
22.4.         Construction                                                                                    44
22.5.         Counterparts                                                                                    44
22.6.         Governing Law                                                                                   45



SCHEDULES/EXHIBITS
Schedule A                                  Information Relating to Purchasers
Schedule B                                  Defined Terms
Schedule 5.4                                Subsidiaries
Schedule 5.5                                Property
Schedule 5.8                                Litigation
Schedule 5.14                               Use of Proceeds
Schedule 5.15                               Existing Indebtedness
Schedule 5.19                               Material Agreements

Exhibit 1                                   Form of Note
Exhibit 4.5                                 Form of Subsidiary Guaranty
Exhibit 11(e)-1                             Form of Security Agreement
Exhibit 11(e)-2                             Form of Opinion of Counsel to the Company



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                                504463 N.B. INC.
                       601 West Cordova Street, Suite 300
                                 Vancouver, B.C.
                                     V6B 1G1
                                     Canada

            Senior Subordinated Partial PIK Notes due April 17, 2009

                                                                April 17, 1997

      TO EACH OF THE PURCHASERS LISTED IN
      THE ATTACHED Schedule A:

      Ladies and Gentlemen:

      504463 N.B. Inc., a corporation duly organized and validly existing under the laws of the Province of New Brunswick (the "Company"), agrees with you as follows:

1.    AUTHORIZATION OF NOTES.

      The Company will authorize the issue and sale of Cdn. $9,166,666 aggregate original principal amount of its Senior Subordinated Partial PIK Notes due April 17, 2009 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to SECTION 13 of this Agreement (as hereinafter defined) and Additional Notes issued in payment of interest thereon). The Notes shall be substantially in the form set out in EXHIBIT 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in SCHEDULE B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.    SALE AND PURCHASE OF NOTES.

      Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in SECTION 3, Notes in the principal amount specified opposite your name in SCHEDULE A at the purchase price of 100% of the principal amount thereof.
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                                     - 2 -


3.    CLOSING.

      The sale and purchase of the Notes to be purchased by you shall occur at the offices of Fasken Campbell Godfrey, 42nd Floor, Toronto-Dominion Bank Tower, Tower, Toronto, Ontario, Canada M5K 1N6, at 8:00 a.m., Toronto time, at a closing (the "Closing") on April 17, 1997 or on such other Business Day thereafter on or prior to May 30, 1997 as may be agreed upon by the Company and you. At the Closing the Company will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least Cdn. $1,000,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 45-81113 at Canadian Imperial Bank of Commerce. If at the Closing the Company shall fail to tender such Notes to you as provided above in this SECTION 3, or any of the conditions specified in SECTION 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.    CONDITIONS TO CLOSING.

      Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1.  Representations and Warranties.

      The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2.  Performance; No Default.

      The Company shall have performed and compiled with all agreements and conditions contained in this Agreement required to be performed or compiled with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by SCHEDULE 5.14) no Default or Event of Default shall have occurred and be continuing.

4.3.  Compliance Certificates.


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                                     - 3 -


      (a) OFFICER'S CERTIFICATE. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

      (b) SECRETARY'S CERTIFICATES. The Company and each Guarantor shall have delivered to you a certificate certifying as to (i) the charter and by-laws of the Company and each Guarantor, (ii) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Note Documents, and (iii) the incumbency of the officers authorized to sign the Notes and the Note Documents.

      (c) GOOD STANDING CERTIFICATE. Each of the Company and the Guarantors shall have delivered a certificate of status, compliance, good standing or like certificate issued by the appropriate government officials of its jurisdiction of incorporation.

4.4.  Notes.

      The Company shall have delivered to you the Notes duly executed.

4.5.  Subsidiary Guaranty.

      You shall have received the duly executed Subsidiary Guaranty substantially in the form of EXHIBIT 4.5.

4.6.  Purchase Permitted By Applicable Law, etc.

      On the date of the Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.7.  Changes in Corporate Structure.

      The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements provided to you.

4.8.  Proceedings and Documents.

      All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

      The Company represents and warrants to you that:

5.1.  Organization; Power and Authority.

      The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.  Authorization, etc.

      (a) This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (b) The Subsidiary Guaranty and the Security Agreement have been duly authorized by all necessary corporate action on the part of each Guarantor, and upon execution and delivery thereof the Subsidiary Guaranty and the Security Agreement will constitute, legal, valid and binding obligations of each Guarantor enforceable against each Guarantor in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.  Disclosure.

      You have had the opportunity to conduct a review of the Company's records and meet with representatives of the Company. The Company has responded in all material respects to all requests for information and has accurately answered all questions concerning the assets, properties, liabilities, financial condition, business or prospects of the Company and its Subsidiaries. All forecasts and projections supplied on behalf of the Company were prepared in good faith, adequately disclosed all assumptions relevant thereto and are reasonable estimates (at the date hereof) of the prospects for the business of the Company and its Subsidiaries. This Agreement, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements delivered to you, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since the date of the last financial statements delivered to you, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.4.  Organization and Ownership of Shares of Subsidiaries; Affiliates.

      (a) SCHEDULE 5.4 contains (except as noted therein) complete and correct list of the Company's Subsidiaries as of the acquisition referenced on SCHEDULE 5.14, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary.

      (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in SCHEDULE 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in SCHEDULE 5.4).

      (c) Each Subsidiary identified in SCHEDULE 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and each Subsidiary which is a party to the Subsidiary Guaranty and the Security Agreement has the power and authority to execute and deliver the Subsidiary Guaranty and the Security Agreement and to perform the provisions thereof.

      (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on SCHEDULE 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.  Property.

      There are no outstanding work orders requiring, in aggregate, expenditures exceeding Cdn. $50,000 relating to the properties of the Company or any Subsidiary from or required by any police or fire department, sanitation, health, environmental or factory authorities or from any other federal, provincial or municipal authority, nor are any matters relating to the properties of the Company or any Subsidiary under discussion with any such departments or authorities relating to work orders which could reasonably be expected to result in expenditures exceeding Cdn. $50,000. As at the date hereof, no part of the properties of the Company or any Subsidiary or the buildings and fixtures located thereon has been taken or expropriated by any federal, provincial, municipal or other competent authority nor has any written notice or proceeding in respect thereof been delivered to the Company or any of its Subsidiaries nor is the Company aware of any intent or proposal to give any such notice or commence any proceedings. Except for Permitted Liens or as specified in SCHEDULE 5.5, to the knowledge of the Company, the buildings and fixtures are located entirely within the properties of the Company or any Subsidiary in conformity with applicable set-back and coverage requirements and no dwellings of abutting owners encroach upon the properties.

5.6.  Compliance with Laws, Other Instruments, etc.

      (a) The execution, delivery and performance by the Company of this Agreement and the Note will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed or trust, loan purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

      (b) The execution, delivery and performance by the Guarantors of the Subsidiary Guaranty and the Security Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any of the Guarantors under, any indenture, mortgage, deed or trust, loan purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which any of the Guarantors is bound or by which any of the Guarantors or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to any of the Guarantors or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any of the Guarantors.

5.7.  Governmental Authorizations, etc.

      No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any Guarantor of any Note Document.

5.8.  Litigation; Observance of Agreements, Statutes and Orders.

      (a) Except as disclosed in SCHEDULE 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

      (b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.  Taxes.

      The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state, province, foreign or other taxes for all fiscal periods are adequate.

5.10. Title to Property; Leases.

      The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material, are valid and subsisting and are in full force and effect in all material respects and all material amounts owing thereunder have been paid by the Company or its Subsidiary.

5.11. Licenses, Permits, etc.

      (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

      (b) to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and

      (c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12. Pension Plans.

      Neither the Company nor any of its Subsidiaries has ever maintained or contributed to any pension plans or beneficial plans including, without limitation, (i) a multi-employer plan as defined under Section 3(37) of ERISA;
(ii) a defined benefit plan as defined under Section 3(35) of ERISA; or (iii) a plan to which Section 302 of ERISA or Section 417 of the Internal Revenue Code of the United States of America applies.

5.13. Private Offering by the Company.

      Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you and not more than two other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements under applicable securities laws.

5.14. Use of Proceeds; Margin Regulations.

      The Company will apply the proceeds of the sale of the Notes solely as set forth in SCHEDULE 5.14 and for no other purpose. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation G.

5.15. Existing Indebtedness, Future Liens.

      (a) Except as described therein, SCHEDULE 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or other lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

      (b) Except as disclosed in SCHEDULE 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien other than Permitted Liens.

5.16. Foreign Assets Control Regulations, etc.

      Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.17. Status under Certain Statutes.

      Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.18. Environmental Matters.

      Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of the Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

      (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

      (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

      (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.19. Material Agreements.

      Neither the Company nor any of its Subsidiaries is a party or otherwise subject to or bound or affected by any agreement or instrument which is material to the business, operations, results of operations, assets, liabilities or financial condition of the Company or any of its Subsidiaries taken as a whole ("Material Agreement") except as set out in
SCHEDULE 5.19. Except as set forth in SCHEDULE 5.19, all such Material Agreements are in full force and effect, unamended, and none of the Company or any such Subsidiary, or to the best of the Company's knowledge, any other party to any Material Agreement is in material default with respect thereto.

5.20. Books and Records.

      All books and records of the Company and its Subsidiaries have been fully, properly and accurately kept and completed in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company's and its Subsidiaries' records, systems, controls, data or information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the direct control of the Company in all material respects.

6.    REPRESENTATIONS OF THE PURCHASER.

6.1.  Purchase for Investment.

      You represent that you are purchasing the Notes for your own account and not with a view to the distribution thereof. You understand that the Notes have not been registered under any securities acts and resale may be restricted by applicable securities laws.

6.2.  Source of Funds.

      You represent that the source of funds to be used by you to pay the purchase price of the Notes to be purchased by you hereunder does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA. As used in this Section 6.2, the terms "employee benefit plan", shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.    INFORMATION AS TO COMPANY.

7.1.  Financial and Business Information.

      The Company shall deliver to each holder of Notes that is an Institutional
Investor:

      (a) QUARTERLY STATEMENTS -- within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

      (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter, and

      (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Consolidated Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

      (b) ANNUAL STATEMENTS -- within 120 days after the end of each fiscal year of the Company, duplicate copies of,

      (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries, as at the end of such year, and

      (ii) consolidated statements of income, changes in shareholder' equity and cash flows of the Company and its Consolidated Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

      (A) by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

      (B) a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit);

      (c) FINANCIAL PROJECTIONS -- promptly upon their becoming available and in any event 30 days prior to the end of each fiscal year of the Company, consolidated financial projections, including the balance sheet, income statement and cash flow statements for each of the next 12 months of the next fiscal year together with the detailed budget for such fiscal year providing supplementary detailed schedules as necessary and required by the Required Holders;

      (d) NOTICE OF DEFAULT OR EVENT OF DEFAULT -- promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in SECTION 11(h), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

      (e) ERISA MATTERS -- promptly, and in any event within ten days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

      (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

      (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

      (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

      (f) ENVIRONMENTAL REPORTING -- promptly, and in any event within 10 days of each occurrence, (i) a written notice of any proceeding or order before any Governmental Authority requiring the Company or its Subsidiaries to comply with or take action under any Environmental

Laws where such compliance or action requires expenditures in the amount of Cdn. $500,000 or more, the violation thereof involves the possibility of the imposition of a fine or fines aggregating Cdn. $500,000 or more, the violation thereof involves the possibility of the imposition of a fine or fines aggregating Cdn. $500,000 or more or the closing of any property owned or leased by the Company or any Subsidiary for a period in excess of 48 hours where such closure would have a Material Adverse Effect; and (ii) a written notice of any Material occurrence relating to environmental matters that does not require notification under (i) above, together with each delivery of financial statements pursuant to SECTION 7.1(a) and (b). Such Material occurrences shall include occurrences where any of the Company or its Subsidiaries (iii) receives a written notice or claim to the effect that the Company or any of its Subsidiaries is liable to any Person as a result of the release or threatened release of any Hazardous Material into the environment in, on, under or adjacent to any real estate owned or leased by the Company or any Subsidiary; (iv) receives any written notice that the Company or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any remedial action is needed to respond to the release or threatened release of any Hazardous Material into the environment in, on, under or adjacent to any real estate owned or leased by the Company or any Subsidiary; (v) receives any written notice that all or any portion of the properties owned or leased by the Company or any Subsidiary is subject to an order or a security interest under or pursuant to any Environmental Law; (vi) receives any written notice of a condition with respect to which might reasonably result in a notice of violation by Company or any Subsidiary of any Environmental Law; (vii) receives any written notice of the commencement of any judicial or administrative proceeding alleging a violation by the Company or any Subsidiary of any Environmental Law with respect to any property owned or leased by the Company or any Subsidiary; or (viii) undertakes any activities as a result of new or proposed changes to any existing Environmental Law that could have a Material Adverse Effect on the condition of Company or any of its Subsidiaries.

      (g) ADDITIONAL REPORTING REQUIREMENTS -- promptly provide notice in writing of (i) any default, or event, condition or occurrence which with notice or lapse of time, or both, would constitute a default under any agreement in respect of Indebtedness to which the Company or any of its Subsidiaries is a party and under which the Company or any such Subsidiary owes (contingently or otherwise) at least Cdn. $500,000 (or the equivalent amount in any other currency); (ii) from time to time upon request of the Required Holders, evidence of the maintenance of all insurance required to be maintained by SECTION 9.2, including such originals or copies as the Required Holders may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments; and (iii) promptly upon the issuance thereof, copies of all notices, reports, press releases, circulars, offering documents and other documents filed with, or delivered to, the British Columbia Securities Commission or to a similar Governmental Authority in any other jurisdiction with respect to the Company or any Subsidiary.

      (h) NOTICES FROM GOVERNMENTAL AUTHORITY -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state

Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

      (i) REQUESTED INFORMATION -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.  Officer's Certificate.

      Each set of financial statements delivered to a holder of Notes pursuant to SECTION 7.1(a) or SECTION 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

      (a) COVENANT COMPLIANCE -- the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of SECTION 9.6 through SECTION 9.10 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

      (b) EVENT OF DEFAULT -- a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.  Inspection.

      The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

      (a) NO DEFAULT -- if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

      (b) DEFAULT -- if a Default or Event of Default then exits, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.    PAYMENT OF THE NOTES.

8.1.  Required Repayments.

      On April 17, 2007 the Company will repay the principal amount of the Notes outstanding at par plus the accrued interest thereon.

8.2.  Optional Prepayments with Make-Whole Amount.

      The Company may, at its opinion, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in a minimum principal amount of $500,000 or a higher integral multiple of $100,000 at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount and accrued interest on the amount being prepaid. The Company will give each holder of Notes written notice of each optional prepayment under this SECTION 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with SECTION 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being repaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.  Allocation of Partial Prepayments.

      In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.4.  Maturity; Surrender, etc.

      In the case of each prepayment of Notes pursuant to this SECTION 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.5.  Purchase of Notes.

      The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.6.  Make-Whole Amount.

      The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, PROVIDED that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

      "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to SECTION 8.2 or has become or is declared to be immediately due and payable pursuant to SECTION 12.1, as the context requires.

      "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

      "Reinvestment Yield" means, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Access Service (or such other display as may replace Page 678 on Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release
H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.

      "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

      "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, PROVIDED that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to SECTION 8.2 or 12.1.

      "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to SECTION 8.2 or has become or is declared to be immediately due and payable pursuant to
SECTION 12.1, as the context requires.

9.    AFFIRMATIVE COVENANTS.

      The Company covenants that so long as any of the Notes are outstanding:

9.1.  Compliance with Law.

      The Company will and will cause each of its Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.  Insurance.

      The Company will and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.  Maintenance of Properties.

      The Company will and will cause each of its Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, PROVIDED that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.  Payment of Taxes and Claims.

      The Company will and will cause each of its Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, PROVIDED that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.  Corporate Existence, etc.

      The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to SECTION 10.2, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.  Maintenance of Net Worth.

      Maintain, on the last day of each fiscal year, calculated as at such day, Consolidated Net Worth of the Company and its Consolidated Subsidiaries of at least an amount equal to Cdn. $11,000,000 determined in accordance with GAAP.

9.7.  Maintenance of Consolidated Indebtedness to Net Worth Ratio.

      Maintain, as at the last day of each fiscal quarter, a ratio, calculated as at such day, of Consolidated Indebtedness to Consolidated Net Worth of the Company and its Consolidated Subsidiaries of not more than 0.80:1 for each fiscal quarter.

9.8.  Maintenance of Interest Coverage Ratio.

      Maintain, as at the end of each fiscal quarter, a minimum Interest Coverage Ratio of 2.70:1.

9.9.  Maintenance of Leverage Ratio.

      Maintain, as at the end of each fiscal quarter, a Leverage Ratio of not more than 5.50:1.

9.10. Further Assurances.

      At its cost and expense, upon request of the Required Holders, duly execute and deliver or cause to be duly executed and delivered to the Purchasers such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Required Holders to carry out more effectually the provisions and purposes of the Note Documents.

10.   NEGATIVE COVENANTS.

      The Company covenants that, without the consent of the Required Holders, so long as any of the Notes are outstanding:

10.1. Transactions with Affiliates.

      The Company will not and will not permit any Subsidiary to enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

10.2.    Merger, Consolidation, etc.

         The Company shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

         (a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of Canada, the United States or any Province or State thereof (including the District of Columbia), and, if the Company is not such corporation, (i) such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

         (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing. No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this SECTION 10.2 from its liability under this Agreement or the Notes.

10.3.    Indebtedness.

         Create, incur, assume or suffer to exist or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness to the Purchasers hereunder; (ii) the Permitted Senior Indebtedness; (iii) Indebtedness incurred in respect of a Purchase Money Mortgage up to an aggregate outstanding amount, at any time, of Cdn. $1,000,000 (or the equivalent amount in any other currency); (iv) Indebtedness incurred with respect to performance bonds posted in the ordinary course of business and
(v) Indebtedness listed on SCHEDULE 5.15.

10.4.    Liens.

         Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Liens on any of their respective assets, other than Permitted Liens.

10.5.    Disposal of Assets Generally.

         Sell, exchange, lease, release or abandon or otherwise dispose of, or permit any of its Subsidiaries to sell, exchange, lease, release or abandon or otherwise dispose of any assets to any Person other than (i) any bona fide sales, exchanges, leases, abandonments or other dispositions in the ordinary course of business, for the purpose of carrying on the business of the Company;
(ii) property or assets which have no material economic value in the business of the Company or are obsolete; and (iii) assets having a fair market value of not greater than Cdn. $100,000 in the aggregate in any fiscal year.

10.6.    Change in Business.

         Not, and not permit any of its Subsidiaries to engage in any line of business other than the businesses engaged in by the Company and its Subsidiaries as of the date hereof and business reasonably related thereto.

10.7.    Distributions.

         Declare, make or pay, or permit any of its Subsidiaries to declare, make or pay, any Distributions, except (i) directors' fee in an aggregate amount not to exceed $30,000, (ii) performance bonuses paid by the Company or any of its Subsidiaries in the ordinary course of business as part of remuneration for services rendered at fair market value; (iii) Distributions by a Guarantor to the Company or by the Company to a Guarantor; (iv) payments made under management or employment agreements entered into by the Company or any of its Subsidiaries with senior employees in the ordinary course of business; (v) loans made to employees; (vi) non-cash dividend payments to Onex Corporation on the preferred shares of the Company held by Onex Corporation made by way of the issuance of additional preferred shares bearing the same characteristics as such preferred shares held by Onex Corporation and (vii) payments on the Permitted Senior Indebtedness.

10.8.    Investments.

         Make any loans, incur any obligations (contingent or otherwise), or make any investments in any Person or permit any of its Subsidiaries to do the same, except for (i) foreign currency hedges, interest rate swaps or similar interest rate and currency hedging obligations or agreements; (ii) indebtedness and obligations incurred in the ordinary course of business and Indebtedness permitted under SECTION 10.3; (iii) Permitted Marketable Securities; (iv) loans permitted under SECTION 10.1; or (v) inter-company loans to or investments in Subsidiaries.

10.9.    Lease-Backs.

         Enter into or permit any of its Subsidiaries to enter into any arrangements, directly or indirectly, with any Person, whereby the Company or such Subsidiary, as the case may be, shall sell or transfer any property, whether now owned or hereafter acquired, used or useful in the business, in connection with the rental or lease of the property so sold or transferred or of other property for substantially the same purpose or purposes as the property so sold or transferred.

10.10.   Subsidiaries.

         (i) Incorporate or acquire, after the date hereof, any Subsidiaries or commence to carry on business, otherwise than through the Company and its Subsidiaries existing as of the date hereof, except for the incorporation or acquisition of Subsidiaries in North America or such other jurisdictions as the Required Holders may agree to, acting reasonably, where in each case, such Subsidiary has executed and delivered a guarantee of all of the obligations of the Company under this Agreement and/or the other Note Documents and accompanied by opinions satisfactory to the Required Holders, in each case, acting reasonably, prior to or contemporaneously with such Subsidiary having net asset values or revenues, in either case, greater than Cdn. $50,000; or (ii) permit any Subsidiary to exist after the date hereof having net asset values or revenues, in either case, greater than Cdn. $50,000 unless such Subsidiary is a Guarantor.

10.11.   Maintenance and Ownership of Subsidiaries.

         Except as permitted under SECTION 10.5, sell or otherwise dispose of any shares of any of its Subsidiaries or permit any of such Subsidiaries to issue, sell or otherwise dispose of the shares of any other Subsidiary, except to the Company or a Guarantor.

10.12.   Compromise of Accounts.

         Compromise of Accounts. Compromise or adjust or permit any of its Subsidiaries to compromise or adjust any material accounts receivable of the Company or such Subsidiary (or extend the time for payment thereof) or grant any discounts, allowances or credits thereon, in each case other than in the ordinary course of business.

11. EVENTS OF DEFAULT.

         An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

         (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

         (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

         (c) the Company defaults in the performance of or compliance with any term contained in SECTION 5.14, SECTIONS 9.6 through 9.9, 10.2, 10.5, 10.7 or 10.10; or

         (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this SECTION 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of SECTION 11); or

         (e) the Company fails to deliver the duly executed Security Agreement substantially in the form of EXHIBIT 11(e)-1 within 5 Business Days of the Closing, together with (i) evidence, reasonably satisfactory to you, that all instruments and documents (including financing statements), necessary or desirable to perfect and protect your Lien on the collateral granted under the Security Agreement have been signed and delivered in appropriate form for filing or recording, and (ii) an opinion of counsel substantially in the form of
EXHIBIT 11(e)-2; or

         (f) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

         (g) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least Cdn. $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least Cdn. $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least Cdn. $1,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

         (h) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

         (i) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

         (j) a final judgment or judgments for the payment of money aggregating in excess of Cdn. $5,000,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

         (k) any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Subsidiary Guaranty; or the Subsidiary Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect; or any Guarantor, or any other Person by, through or on behalf of any Guarantor, contests in any manner the validity or enforceability of the Subsidiary Guaranty or denies that such Guarantor has any further liability or obligation thereunder; or

         (l) the Security Agreement shall cease to be in full force and effect; or the Company, any Guarantor or any Person by, through or on behalf of the Company or any Guarantor shall contest the validity or enforceability of the Security Agreement; or

         (m) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a

Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed Cdn. $500,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in SECTION 11(m), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.

12.1.    Acceleration.

         (a) If an Event of Default with respect to the Company described in paragraph (h) or (i) of SECTION 11 (other than an Event of Default described in clause (i) of paragraph (h) or described in clause (vi) of paragraph (h) by virtue of the fact that such clause encompasses clause (i) of paragraph (h)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

         (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 25% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

         (c) If any Event of Default described in paragraph (a) or (b) of
SECTION 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

         Upon any Notes becoming due and payable under this SECTION 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.    Other Remedies.

         If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under SECTION 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.    Rescission.

         At any time after any Notes have been declared due and payable pursuant to clause (b) or (c) of SECTION 12.1, the holders of not less than 76% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to SECTION 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this SECTION 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.    No Waivers or Election of Remedies, Expenses, etc.

         No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under SECTION 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this SECTION 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.    Registration of Notes.

         The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.    Transfer and Exchange of Notes.

         Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than Cdn. $500,000, PROVIDED that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than Cdn. $500,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in
SECTION 6.2.

13.3.    Replacement of Notes.

         Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an

Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

         (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (PROVIDED that if the holder of such Note is, or is a nominee for, an original purchaser or another holder of a Note with a minimum net worth of at least Cdn. $10,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

         (b) in the case of mutilation, upon surrender and cancellation thereof,

the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14. SUBORDINATION.

14.1.    Notes Subordinated to Permitted Senior Indebtedness.

         The Company covenants and agrees and you likewise covenant and agree for the benefit of the holders of the Permitted Senior Indebtedness, that, to the extent and in the manner hereinafter set forth in this SECTION 14, the Obligations under the Notes are hereby expressly made subordinate and subject in right of payment as provided in this SECTION 14 to the prior payment in full of all Permitted Senior Indebtedness. This SECTION 14 shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Permitted Senior Indebtedness, and such provisions are made for the benefit of the holders of Permitted Senior Indebtedness and such holders are made obligees hereunder and they or each of them may enforce such provisions.


14.2.    Payment Over of Proceeds Upon Bankruptcy.

         (a) In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company (the events described in the foregoing clauses (i), (ii) and (iii) are referred to collectively as "Insolvency or Liquidation Proceedings"), then and in any such event the holders of Permitted Senior Indebtedness shall be entitled to receive payment in full in cash of all amounts due on or in respect of all Permitted Senior Indebtedness (or payment thereof provided for to the satisfaction of the holders of Permitted Senior Indebtedness), before the holder is entitled to receive any payment or distribution of any kind or character (excluding Permitted Junior Payments) on account of principal of, or premium (if any) or interest on, the Notes, and to that end the holders of Permitted Senior Indebtedness shall be entitled to receive, for application to the payment of such Permitted Senior Indebtedness, any payment or distribution of assets of the Company of any kind or character (excluding Permitted Junior Payments) that may be payable or deliverable in respect of the Notes in connection with any such Insolvency or Liquidation Proceeding.

         (b) Any payment or distribution of assets of the Company of any kind or character from any source, whether in cash, property or securities (excluding Permitted Junior Securities), including by way of set-off or enforcement of any guarantee or otherwise, which the holders would be entitled to receive but for the provisions of this Article shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Permitted Senior Indebtedness or the representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Permitted Senior Indebtedness may have been issued, rateably according to the aggregate amounts remaining unpaid on account of the Permitted Senior Indebtedness held or represented by each, to the extent necessary to make payment in full in cash of all Permitted Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision therefor to the satisfaction of the holders of the Permitted Senior Indebtedness.

         (c) In the event that, notwithstanding the foregoing provisions of
SECTION 14.2(b), any holder of the Notes shall have received, after the commencement of any Insolvency or Liquidation Proceeding, any payment or distribution of assets of the Company of any kind or character in respect of the Obligations under the Notes whether in cash, property or securities including by way of set off or enforcement of any guarantee or otherwise before all Permitted Senior Indebtedness is paid in full or payment thereof provided for to the satisfaction of the holders of Permitted Senior Indebtedness, then such payment or distribution (excluding Permitted Junior Payments) shall be paid over or delivered forthwith therefor to the holders of the Permitted Senior Indebtedness or the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Permitted Senior Indebtedness remaining unpaid, to the extent necessary to pay all Permitted Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Permitted Senior Indebtedness.

14.3.    Suspension of Payments When Permitted Senior Indebtedness in Default.

         (a) Unless SECTION 14.2 shall be applicable, upon (i) the occurrence of a default in the payment when due (whether at maturity or upon acceleration, mandatory prepayment or otherwise) of any principal of or interest or premium (if any) or interest on any unreimbursed amounts under drawn letters of credit on any Permitted Senior Indebtedness that is continuing after the expiration of any grace period applicable thereto (a "Payment Default"), and (ii) either the Company or such holder of Permitted Senior Indebtedness sending to the holders of the Notes written notice of such Payment Default, then no payment or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding Permitted Junior Payments) shall be made by the Company including by way of set off or enforcement of guaranty or otherwise on account of principal of, or premium (if any) or interest on, the Notes or on account of the purchase or redemption or other acquisition of the Notes unless and until either (x) such Payment Default shall have been cured or waived, or shall have ceased to exist, (y) such defaulted Permitted Senior Indebtedness shall have been discharged or (z) the benefits of this provision shall have been waived by the holders of such defaulted Permitted Senior Indebtedness, after which the Company shall resume making any and all required payments in respect of the Notes, including any payments in arrears.

         (b) Unless SECTION 14.2 shall be applicable, upon (i) the occurrence of any default or event of default under any Permitted Senior Indebtedness if the effect of such default or event of default is to permit such Permitted Senior Indebtedness to become due and payable prior to its stated maturity (a "Covenant Default"), and (ii) the holder of such Permitted Senior Indebtedness or the Company sending to the holders of the Notes written notice of such Covenant Default, then no payment or distribution of any assets of the Company of any kind or character (excluding Permitted Junior Payments) shall be made by the Company including by way of set-off or enforcement of guaranty or otherwise on account of principal of, or premium (if any) or interest on, the Notes or on account of the purchase or redemption or other acquisition of the Notes for a period (a "Payment Blockage Period") commencing on the date of receipt of such written notice by the holders of the Notes and continuing until (subject to any blockage of payments that may then be in effect under SECTION 14.3(a)) the first to occur of (x) more than 179 days shall have elapsed since receipt of such written notice by the holders of the Notes (provided that the obligations under the applicable Permitted Senior Indebtedness shall not theretofore have been accelerated), (y) such Covenant Default shall have been cured or waived or shall have ceased to exist or the Permitted Senior Indebtedness shall have been discharged, or (z) such Payment Blockage Period shall have been terminated by written notice to the Company and the holders of the Notes given by the holder of such Permitted Senior Indebtedness. After the first to occur of the events described in the foregoing clauses (x), (y) and (z), the Company shall resume making any and all required payments in respect of the Notes, including any payments in arrears. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the holders of the Notes of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of events of default may be given during the Initial Period; PROVIDED that during any period of 365 consecutive days there must be a period of 186 consecutive days in which no Payment Blockage Period is in effect. No Covenant Default with respect to the Permitted Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such Covenant Default has been cured or waived for a period of not less than 90 consecutive days.

         (c) In the event that, notwithstanding the foregoing, the Company shall make any payment to any holder of any Note prohibited by the foregoing provisions of this SECTION 14.3, then and in such event such payments shall be paid over and delivered forthwith to the holders of the Permitted Senior Indebtedness or their representative.

14.4.    Payment Permitted If No Default.

         Nothing contained in this SECTION 14 or elsewhere in this Agreement or in the Notes shall prevent the Company, at any time except in the circumstances described in SECTION 14.2 or under the conditions described in SECTION 14.3, from making payments at any time of principal of, or premium (if any) or interest on, the Notes to the extent permitted by the terms of Permitted Senior Indebtedness as in effect from time to time.

14.5.    Subrogation to Rights of Holders of Permitted Senior Indebtedness.

         Subject to the payment in full of all Permitted Senior Indebtedness, the holders of the Notes shall be subrogated (equally and ratably with the holders of all Indebtedness of the Company that by its express terms is subordinated to Permitted Senior Indebtedness to the same extent as the Notes are so subordinated and is entitled to like rights of subrogation) to the rights of the holders of Permitted Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Permitted Senior Indebtedness to the extent that payment of Permitted Senior Indebtedness has been made from amounts otherwise payable to the holders of the Notes until the Notes and all other amounts payable under this Agreement shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Permitted Senior Indebtedness of any cash, property or securities to which the holders of the Notes would be entitled except for the provisions of this SECTION 14, and no payments over pursuant to the provisions of this SECTION 14 to the holders of Permitted Senior Indebtedness by the holders of the Notes, shall, as among the Company, its creditors other than holders of the Permitted Senior Indebtedness and the holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Permitted Senior Indebtedness. In the event that any Permitted Senior Indebtedness becomes due and payable, whether by acceleration, maturity or otherwise, no distribution shall thereafter be made on account of the Notes until all Permitted Senior Indebtedness shall be paid in full.

14.6.    Provisions Solely to Define Relative Rights.

         The provisions of this SECTION 14 are and are intended solely for the purpose of defining the relative rights of the holders of the Notes, on the one hand, and the holders of Permitted Senior Indebtedness, on the other hand. Nothing contained in this SECTION 14 or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among the Company and its creditors other than holders of Permitted Senior Indebtedness and the holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the holders of the Notes the principal of, and premium (if any) and interest on, the Notes and all other amounts payable under this Agreement as and when the same shall become due and payable, all in accordance with the terms hereof and of the Notes; (b) affect the relative rights against the Company of the holders of the Notes and creditors of the Company other than the holders of Permitted Senior Indebtedness, it being expressly understood that the Notes, the indebtedness represented thereby and the payment of the principal of, and premium (if any) and interest on, the Notes and of all other amounts payable under this Agreement in all respects shall rank equally with, or prior to, all existing and future unsecured Indebtedness of the Company that is not Permitted Senior Indebtedness;
(c) prevent the holders of the Notes from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this SECTION 14 of the holders of Permitted Senior Indebtedness (i) in any Insolvency or Liquidation Proceeding to receive, pursuant to and in accordance with SECTION 14.2, cash, property and securities otherwise payable or deliverable to the holders or the Notes, or (ii) under the conditions specified in SECTION 14.3 to prevent any payment prohibited by such
SECTION 14.3; or (d) limit the rights of the holders of the Notes to take any action to accelerate the maturity of the Notes pursuant to SECTION 11 or to pursue any rights or remedies hereunder or under applicable law.

14.7.    Payments Held in Trust.

         Should any distribution or the proceeds thereof in respect of principal of, or premium (if any) or interest on, the Notes be collected or received by the holders of Notes at a time when the holders of Notes are not permitted to receive any such distribution or proceeds thereof, including if the same is collected or received when there is or would be after giving effect to such payment an Event of Default under any Permitted Senior Indebtedness, then the holders of Notes will forthwith deliver, or cause to be delivered, the same to the holders of Permitted Senior Indebtedness in precisely the form held by the holders of Notes (except for any necessary endorsement) and until so delivered, the same shall be held in trust by the holders of Notes as property of the holders of Permitted Senior Indebtedness and shall not be commingled with other property of the holders of Notes.

14.8.    No Waiver of Subordination Provisions.

         (a) No right of any present or future holder of any Permitted Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof that any such holder may have or be otherwise charged with.

      (b) Without in any way limiting the generality of SECTION 14.8(a), the holders of Permitted Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the holders of the Notes, without incurring responsibility to the holders of the Notes and without impairing or releasing the subordination provided in this SECTION 14 or the obligations hereunder of the holders of the Notes to the holders of Permitted Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, any Permitted Senior Indebtedness or any instrument evidencing the same or any agreement under which Permitted Senior Indebtedness is outstanding (including any increase in the aggregate principal amount of any indebtedness thereunder); (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing any Permitted Senior Indebtedness; (3) release any Person liable in any manner for the collection of any Permitted Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Company and any other Person.

14.9.    Reliance on Judicial Order or Certificate of Liquidating Agent.

         Upon any payment or distribution of assets of the Company referred to in this SECTION 14, the holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the holders of the Notes for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Permitted Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this SECTION 14 provided that such court, trustee, assignee or other person has been apprised of, or the order or certificate makes reference to the provisions of this Article.

14.10    Further Assurances

         Upon receipt of written notice by a holder of Permitted Senior Indebtedness, the Company shall, from time to time, for and on behalf of all present and future holders of the Notes, execute and deliver deeds of subordination in favour of the person or persons forwarding such notice to the Company providing that such person or persons are entitled to all the rights and benefits of this Article as a holder of Permitted Senior Indebtedness. An executed counterpart of each such deed shall be delivered by the Company. Nothing contained in this provision shall impair the rights of any holders of Permitted Senior Indebtedness in whose favour such a deed of subordination has not been so executed and delivered.

15. PAYMENTS ON NOTES.

15.1.    Place of Payment.

         Subject to SECTION 15.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in Vancouver, British Columbia at the principal office of the Company in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2.    Home Office Payment.

         So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in SECTION 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in SCHEDULE A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to SECTION 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to SECTION 13.2. The Company will afford the benefits of this SECTION 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this
SECTION 15.2.

16. EXPENSES, ETC.

16.1.    Transaction Expense.

         Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by you).

16.2.    Survival.

         The obligations of the Company under this SECTION 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.      AMENDMENT AND WAIVER.

18.1.    Requirements.

         This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that no amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of SECTION 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of SECTIONS 8, 11(a), 11(b), 12, 14, or 18.1 hereof.

18.2.    Solicitation of Holders of Notes.

         (a) The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this SECTION 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

         (b) The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3.    Binding Effect, etc.

         Any amendment or waiver consented to as provided in this SECTION 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4.    Notes held by Company, etc.

         Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19.      NOTICES.

         All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

         (i) if to you or your nominee, to you or it at the address specified for such communications in SCHEDULE A, or at such other address as you or it shall have specified to the Company in writing,

         (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

         (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Paul T. Clough, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this SECTION 19 will be deemed given only when actually received.

20.      REPRODUCTION OF DOCUMENTS.

         This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This SECTION 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.      SUBSTITUTION OF PURCHASER.

         You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in SECTION 6. Upon receipt of such notice, wherever the word

"you" is used in this Agreement (other than in this SECTION 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this SECTION 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.      MISCELLANEOUS.

22.1.    Successors and Assigns.

         All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.    Payments Due on Non-Business Days.

         Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.3.    Severability.

         Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.4.    Construction.

         Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.5.    Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.6.    Governing Law.

         This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                                    * * * * *

         If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

504463 N.B. INC.


By:   /s/ Authorized Signer
Name:
Title:


The foregoing is hereby agreed to as of the date thereof.


3006302 NOVA SCOTIA COMPANY


By:   /s/ Authorized Signer
Name:
Title:

                                   SCHEDULE A
                                   ----------


                       INFORMATION RELATING TO PURCHASERS

                                                                         Principal Amount of
Name and Address of Purchaser                                            Notes to be Purchased
-----------------------------                                            ---------------------
3006302 Nova Scotia Company, a                                                 Cdn.$9,166,666
Nova Scotia unlimited
 liability company
(1)      All payments by wire transfer of
         immediately available funds to:
         Canadian Imperial Bank of Commerce
         Acct. No. 45-81113

with sufficient information to identify the source and application of such funds.

(2) All notices of payments and written confirmations of such wire transfers:
3006302 Nova Scotia Company
c/o First Union Real Estate
Equity and Mortgage Investments
55 Public Square, Suite 1910
Cleveland, Ohio 44113-1937
Attn:  Senior Vice President,
         General Counsel and
         Secretary
Fax: (216) 781-7364

(3)      All other communications:
3006302 Nova Scotia Company
c/o First Union Real Estate
Equity and Mortgage Investments
55 Public Square, Suite 1910
Cleveland, Ohio 44113-1937
Attn:  Senior Vice President,
         General Counsel and
         Secretary
Fax: (216) 781-7364

                                   SCHEDULE B
                                   ----------


                                  DEFINED TERMS
                                  -------------

         As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

         "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

         "Agreement" means this Note Purchase Agreement between the Company and the purchasers listed on SCHEDULE A, as it may from time to time be amended or supplemented.

         "Annualized Capital Expenditures" means for any relevant period commencing with April 1, 1997, an amount equal to the aggregate amount of capital expenditures for such period multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months which have elapsed since April 1, 1997.

         "Annualized Consolidated EBITDA" means for any relevant period commencing with April 1, 1997, an amount equal to Consolidated EBITDA for such period multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months which have elapsed since April 1, 1997.

         "Annualized Consolidated Interest Charges" means for any relevant period commencing with April 1, 1997, an amount equal to Consolidated Interest Charges for such period, multiplied by a fraction, the numerator of which is 12 and the denominator of which is the number of calendar months which have elapsed since April 1, 1997.

         "Business Day" means (a) for the purposes of SECTION 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Toronto or New York are required or authorized to be closed.

         "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

         "Closing" is defined in SECTION 3.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

         "Company" means 504463 N.B. Inc., a corporation duly organized and validly existing under the laws of the Province of New Brunswick.

         "Confidential Information" is defined in SECTION 21.

         "Consolidated Cash Interest Charges" means, for any period for the Company and its Consolidated Subsidiaries, the total of (i) all items properly classified as interest expense (whether expensed or capitalized) in accordance with GAAP; and (ii) the imputed interest component for any element of Consolidated Indebtedness (such as capital leases and deferred revenues) which would not be classified as interest expense pursuant to GAAP, calculated using an interest rate equal to the then prevailing Canadian Prime Rate, in each case for such period, provided that, notwithstanding the foregoing, with respect to the Notes only the current paid interest component, and not accrued interest, will be included in this calculation.

         "Consolidated Depreciation and Amortization Expense" means, for any period, the depreciation and amortization expense of the Company and its Consolidated Subsidiaries, determined in accordance with GAAP.

         "Consolidated EBITDA" means, for any period, the Consolidated Net Income of the Company and its Consolidated Subsidiaries (or with respect to the definition of Target EBITDA, the relevant target entity mutatis mutandis) increased by the sum of (i) Consolidated Cash Interest Charges; (ii) Consolidated Income Tax Expense; and (iii) Consolidated Depreciation and Amortization Expense, in each case, for such period and calculated prior to extraordinary items; and (iv) such out-of-pocket expenses incurred by such entitites on a one time basis and which can reasonably be solely attributed to the acquisition referenced in SCHEDULE 5.14.

         "Consolidated Income Tax Expense" means, for any period, the aggregate of all taxes (including deferred taxes) based on income of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP.

         "Consolidated Indebtedness" means the aggregate of all Indebtedness for borrowed money of the Company and its Consolidated Subsidiaries less (y) the Notes and (z) such cash and Permitted Marketable Securities on the balance sheet of the latest financial statements delivered pursuant to SECTION 7.

         "Consolidated Net Worth" means at any time, with respect to any Person and its Consolidated Subsidiaries, the aggregate of (i) the total shareholders' equity determined as of such time in accordance with GAAP; plus (ii) the Notes; where shareholders equity for greater certainty and without duplication includes any shares in the capital of such Person or its Subsidiaries which are redeemable at the option of the holder in accordance with their terms.

         "Consolidated Parking Contracts" means, at any time, with respect to the Company and its Consolidated Subsidiaries, the aggregate of (i) the total number of existing contracts and leases which are in full force and effect for the management or operation of parking lots of parking garages; and (ii) the number of parking lots of parking garages operated on properties owned by the Company and its Consolidated Subsidiaries.

         "Consolidated Subsidiary" means, at any date, in respect of any person, a Subsidiary of such Person which is or should be consolidated with such Person in its consolidated financial statements prepared as of such date.

         "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

         "Default Rate" means that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes.

         "Distributions" means (i) any dividend or other distribution on issued shares of the Company or any of its Subsidiaries; (ii) the purchase, redemption or retirement of any issued shares of the Company or any of its Subsidiaries redeemed or purchased by the Company or any such Subsidiary, as the case may be, or any payments made under any employee stock option agreement; (iii) any consulting fee, management fee or management bonus paid or payable to any director, officer, shareholder or Affiliate of the Company or any of its Subsidiaries or any Person not dealing at arm's length with the Company or any of its Subsidiaries or their respective directors, officers, shareholders or Affiliates; or (iv) any payment on account of any principal and interest on any loans or advances owing at any time by the Company or any of its Subsidiaries to any of their respective directors, officers, shareholders or Affiliates.

         "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

         "Event of Default" is defined in SECTION 11.

         "GAAP" means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis.

         "Governmental Authority" means

         (a) the government of

         (i) the United States of America or Canada or any State or other political subdivision thereof, or

         (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

         (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

         "Guarantors" mean Inner Tec Security Consultants Ltd., Argus Guard & Patrol Ltd., Inner Tec Security Consultants, Century Security Ltd., City Collection Company Ltd., Compupark Systems Corporation and Impark Management Ltd.

         "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

         (a) to purchase such indebtedness or obligation or any property constituting security therefor;

         (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

         (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

         (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

         "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

         "holder" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to SECTION 13.1.

         "Indebtedness" with respect to any Person means, at any time, without duplication,

         (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

         (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

         (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

         (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

         (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

         (f) Swaps of such Person; and

         (g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

         "Institutional Investor" means (a) any original purchaser of a Note,
(b) any holder of a Note holding more than 25% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

         "Interest Coverage Ratio" means (i) for the periods beginning on April 1, 1997 and ending on the last day of each fiscal quarter up to and including the fiscal quarter ended March 31, 1998, the ratio of Annualized Consolidated EBITDA less Annualized Capital Expenditures to Annualized Consolidated Cash Interest Charges; and (ii) for any fiscal quarter after the fiscal quarter ended March 31, 1998, the ratio of Consolidated EBITDA less capital expenditures to Consolidated Cash Interest Charges for the twelve month period ending on the least day of such fiscal quarter.

         "Leverage Ratio" means (i) for periods beginning on April 1, 1997 and ending on the last day of each fiscal quarter up to and including the fiscal quarter ended March 31, 1998, the ratio of Consolidated Indebtedness to Annualized Consolidated EBITDA; and (ii) for any fiscal quarter thereafter, the ratio of Consolidated Indebtedness to Consolidated EBITDA for the twelve month period ending on the last day of such fiscal quarter.

         "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

         "Make-Whole Amount" is defined in SECTION 8.6.

         "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

         "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

         "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

         "Note Documents" mean the Notes, the Agreement, the Subsidiary Guaranty and the Security Agreement.

         "Notes" is defined in SECTION 1.

         "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have occurred but for the filing of, any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings) penalties, fees, expenses, indemnifications, reimbursements, claims for recision, damages, gross-up payments and all other amounts and other liabilities payable under the Note Documents or otherwise.

         "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

         "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         "Permitted Junior Payments" mean a payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor with respect to the Notes provided for by a plan of reorganization or readjustment that, in the case of any such subordinated securities, are subordinate in right of payment to all Permitted Senior Indebtedness that may at the time be outstanding to substantially the same or a greater extent than, the Obligations are so subordinated as provided herein.

         "Permitted Liens" means any one or more of the following:

a. Liens for taxes, rates, assessments or governmental charges or levies not at the time due and delinquent or the validity of which is being contested at the time by the Company in good faith by proper legal proceedings;

b. Liens resulting from any judgment rendered or claim filed against the Company which the Company shall be contesting in good faith by proper legal proceedings;

c. undetermined or inchoate Liens which have not at such time been filed or registered pursuant to law against the Company or which relate to obligations not due or delinquent;

d. Liens affecting real property which are (i) title defects or irregularities of a minor nature; or (ii) restrictions, easements, rights-of-way, servitudes or other similar rights in land (including, without restriction, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires, cables or other incidental equipment) granted to or reserved by other Persons; in each case where such Liens in the aggregate do not materially impair the usefulness of the property for the purposes for which it is held and mortgages of and other Liens against the said easements, rights-of-way, servitudes or other similar rights in real property;

e. Liens or deposits in connection with bids, tenders, contracts or expropriation proceedings of the Company or to secure workers' compensation, unemployment insurance or other similar statutory assessments, or to secure costs of litigation when required by law, and surety or appeal bonds in connections with such litigation;

f. mechanic's, warehouseman's, carriers' or other similar common law liens or privileges, where the action to enforce the same has not proceeded to final judgment, is being defended in good faith by the Company and by appropriate proceedings and in respect of which it shall have set aside on its books reserves deemed by it to be adequate therefor;

g. any other liens or privileges or other title irregularities, encroachments or encumbrances of a nature similar to the foregoing which are of a minor nature and will not in the aggregate materially and adversely affect the use of the property for the purpose for which it is held by the Company or any of its Subsidiaries;

h. Liens in favor of the holders of the Permitted Senior Indebtedness;

i. Purchase Money Mortgages, securing Indebtedness, in an aggregate amount not to exceed Cdn. $1,000,000; and

j. other Liens in an aggregate amount not to exceed Cdn. $50,000.

         "Permitted Marketable Securities" means any securities held by the Company or any of its Subsidiaries which are publicly traded on a recognized stock exchange and do not represent greater than 5% of the issued and outstanding securities of the issuing corporation and any fixed income securities for which a public market exists.

         "Permitted Senior Indebtedness" means the obligations pursuant to the Guaranty issued by the Company and the Guarantors under the Amended and Restated Credit Agreement dated as of April 17, 1997 among the Company, Imperial Parking Limited, the financial institutions party thereto and BT Bank of Canada, as agent.

         "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

         "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

         "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

         "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

         "Purchase Money Mortgage" means any Lien charging property acquired by the Company, which is or has been granted or assumed by the Company or which arises by operation of law in favour of the transferor substantially concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by such Lien is not in excess of the cost to the Company of the property acquired; and (ii) such Lien extends only to the property acquired.

         "Required Holders" means, at any time, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

         "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

         "Securities Act" means the Securities Act of 1933, as amended from time to time.

         "Security Agreement" means the security agreement dated the date of Closing issued by the Guarantors.

         "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

         "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

         "Subsidiary Guaranty" means the guaranty dated the date of Closing issued by the Guarantors.

         "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

         "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

                                  SCHEDULE 5.14
                                  -------------

                                 USE OF PROCEEDS
                                 ---------------


         The Company shall use the proceeds of the Notes solely to acquire the Purchased Shares as defined in and pursuant to that certain Share Purchase Agreement dated as of April 17, 1997 between the Company and Imperial Parking Limited.

                                      NOTE

                                504463 N.B. INC.


            SENIOR SUBORDINATED PARTIAL PIK NOTES DUE APRIL 17, 2009



No.1
Cdn. $9,166,666                                                  April 17, 1997


    FOR VALUE RECEIVED, the undersigned, 504463 N.B. INC. (herein called the "Company"), a corporation duly organized and validly existing under the laws of the Province of New Brunswick hereby promises to pay to 3006302 NOVA SCOTIA COMPANY, or registered assigns, the principal sum of NINE MILLION ONE HUNDRED SIXTY-SIX THOUSAND SIX HUNDRED SIXTY-SIX DOLLARS (Cdn.$9,166,666) on April 17, 2009, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 12% per annum from the date hereof, payable quarterly, on March 31, June 30, September 30 and December 31 of each year, commencing with June 30, 1997, payable in cash at a rate of 4% per annum and the balance of such interest payable in additional Senior Subordinated Partial PIK Notes due April 17, 2009 ("Additional Notes"), substantially in the form hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), in cash at a rate per annum from time to time equal to 14%.

    Payments of principal of, interest (except for interest payable in Additional Notes as herein provided) on and any Make-Whole Amount with respect to this Note are to be made in lawful money of Canada at Vancouver, British Columbia or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.

    This Note is one of a series of the Company's Senior Subordinated Partial PIK Notes due April 17, 2009 (herein called the "Notes") issued pursuant to one or more separate Note Purchase Agreements, dated as of April 17, 1997 (as from time to time amended, the "Note Purchase Agreements"), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the subordination provisions set forth in SECTION 14 of the Note Purchase Agreements and (ii) to have made the representation set forth in SECTION 6.2 of the Note Purchase Agreements.

    This Note is a registered Note and, as provided in the Note Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this
Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

    This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

    If an Event of Default, as defined in the Note Purchase Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.

    This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.


                                                504463 N.B. INC.



                                                By: /s/ Authorized Signer
                                                      Title:

                                EXHIBIT 11(e)-2


                       FORM OF OPINION OF SPECIAL COUNSEL
                                 TO THE COMPANY


Matters To Be Covered In
Opinion of Special Counsel To the Company


         1. Each of the Company and its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.

         2. Each of the Company and its Subsidiaries being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.

         3. Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.

         4. No conflicts with charter documents, laws or other agreements.

         5. All consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.

         6. No litigation questioning validity of documents.

         7. The Notes not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.

         8. No violation of Regulations G, T or X of the Federal Reserve Board.

         9. Company not an "investment company", or a company "controlled" by an "investment company", under the Investment Company Act of 1940, as amended.